Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS

DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH

(I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS

AS PRIVATE AND CONFIDENTIAL.

COMMERCIAL MANUFACTURING SERVICES AGREEMENT

This Commercial Manufacturing Services Agreement (this “Agreement”) is effective as of November 13, 2023 (the “Effective Date”) by and between Halo Pharmaceutical, Inc., a Delaware corporation (“Halo”), and Aytu BioPharma, Inc., a Delaware corporation (“Client”). Each of Halo and Client may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.         Client develops, markets, and sells pharmaceutical products.

B.         Halo provides commercial manufacturing and related analytical services to the pharmaceutical industry on a contract basis.

C.         Client desires to engage Halo to provide certain services to Client, and Halo desires to provide such services, on the terms and subject to the conditions set out below.

ARTICLE 1

DEFINITIONS

1.1.    Glossary. The following capitalized terms have the indicated meanings, with grammatical variations having corresponding meanings:

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For the purposes of this definition only, "control" and, the terms "controlled by" and "under common control with", shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person.

“API” means the active pharmaceutical ingredient(s), whether chemical or biologic in nature, listed on Schedule E (as updated from time to time pursuant to the terms hereof) and provided by Client in accordance with Section 3.3 (API) for inclusion in Product.

“API Cost” means Client’s cost to purchase and deliver API to Halo in accordance with Section 3.3 (API). In lieu of determining an actual cost on a case-by-case basis, the Parties will use the cost set forth on Schedule E (as updated from time to time pursuant to the terms hereof) as the API Cost for purposes of this Agreement; provided, that upon Halo’s reasonable request from time to time, Client shall provide Halo with reasonable documentary evidence substantiating the validity of the API Cost.

“Applicable Law” means all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders, as amended from time to time during the Term, of any Authority: (a) with respect to Halo, in the United States and in any other jurisdiction in which Halo performs a given Service; and (b) with respect to Client, in any jurisdiction in which Client operates or performs activities in respect of this Agreement and/or in any jurisdiction in which API or Product is produced, marketed, distributed, made available, used or sold by or for Client. The term “Applicable Law” includes cGMPs unless the Parties agree in writing to the contrary on a case-by-case basis.

“Authority” means any governmental authority, department, body or agency or any court, tribunal, bureau, commission, or other similar body, whether international, supranational, federal, state, provincial, county, or municipal.

“Aytu Facility” means that certain facility owned and operated by Aytu which is located at 2940 North Highway 360, Suite 100 Grand Prairie, TX 75050 with FDA registration number 3019769579.

“Batch” means a defined quantity of Product as set forth in the Specifications.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in New York, New York, USA are authorized or required by Applicable Law to be closed for business.

“cGMPs” means current good manufacturing practices promulgated by Regulatory Authorities: (a) with respect to Halo, in the United States and in any other jurisdiction in which Halo performs a given Service; and (b) with respect to Client, in any jurisdiction in which Client operates or performs activities in respect of this Agreement and/or in any jurisdiction in which API or Product is produced, marketed, distributed, made available, used or sold; in each case as amended from time to time during the Term. In the United States, cGMPs include, but are not limited to, 21 C.F.R. Parts 210 and 211; outside of the United States cGMPs include, but are not limited to, the International Council for Harmonization (ICH) guide Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

“Components” means, collectively, all raw materials and ingredients, other than API, that are incorporated into or used to produce Product in accordance with the Specifications. The term Components includes Exclusive Components.

“DEA” means the United States Drug Enforcement Administration or any successor thereto performing similar functions.

“Exclusive Components” means any Components that are unique to any Product (i.e., that Halo does not procure for any other customer or drug product).

“Facility” means the facility operated by Halo located at 30 North Jefferson Road, Whippany, New Jersey, 07981, USA.

“Fault” means a Party’s recklessness, gross negligence, willful misconduct, fraud, material violation of Applicable Law or material breach of the Quality Agreement.

“FDA” means the United States Food and Drug Administration or any successor thereto performing similar functions.

“Intellectual Property” means all intellectual property and embodiments thereof, including patents, patent applications, trademarks, trademark applications, tradenames, copyrights, industrial designs, trade secrets, and know-how, as well as all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights or forms of protection under the Applicable Laws of any jurisdiction throughout in any part of the world.

“Invention” means any innovation, improvement, development, discovery, method, know-how, process, technique, work of authorship, or similar invention, whether or not written or otherwise fixed in any form or medium and whether or not patentable or copyrightable, that is generated, conceived, or reduced to practice by either Party (or any of its employees, independent contractors, subcontractors or agents), or jointly by the Parties, in connection with this Agreement and all Intellectual Property rights therein.

“Inventory” means all stocks and inventories of Exclusive Components and Product-Specific Items purchased, produced, held, or maintained by Halo in accordance with this Agreement, including any excess material purchased by reason of a vendor’s minimum purchase requirements and any long lead time material. The term Inventory does not include any API.

“Latent Defect” means any non-conformity that causes Product to be Non-Conforming Product and that could not reasonably be detected by visual inspection or the analytical methods used to characterize the Product at the time of release.

“Non-Conforming Product” means Product resulting from Services hereunder that has been delivered by Halo hereunder and that fails to meet the warranty set forth in Section 9.3(d) (Product Warranty) due to Halo’s Fault.

“Person” means any individual, corporation, company, partnership, association, joint-stock corporation, trust, unincorporated organization, or Authority.

“Product” means that certain pharmaceutical product identified on Schedule A, as more specifically described in the Specifications.

“Recall” means any action (a) by Client to recover title to or possession of, or to issue a field alert or field correction with respect to, quantities of Product sold or shipped to Third Parties, including any voluntary withdrawal of Product from the market; or (b) by any Regulatory Authority to recall, withdraw from the market, order any corrective action, or otherwise detain or destroy any Product.

“Regulatory Authority” means any Authority responsible for granting marketing, distribution, and related approvals for pharmaceutical, medicinal, or therapeutic device products intended for human use in the Territory and/or in the jurisdictions in which the Facility is located. The term Regulatory Authority includes the FDA and DEA, as applicable.

“Representatives” means a Party’s Affiliates and its and their respective directors, officers, employees, independent contractors, accountants, attorneys, professional consultants and agents.

“Services” means the manufacturing (including processing, preparation, fill, finish, pressing, coating, etc. as applicable), quality control and assurance, testing, and storage that Halo shall perform under this Agreement to produce Products from API and Components. The term Services excludes Additional Services.

“Specifications” means, with respect to a Product, the written specifications for such Product in its final configuration for purposes of this Agreement, comprised of a list of tests, references to analytical procedures, and appropriate acceptance criteria, which are numerical limits, ranges, or other objective criteria for the tests described, as agreed in writing by the Parties and appended to the Quality Agreement.

“Split” means, with respect to a Batch, the division of the bulk blend into different presentations of the applicable Product, to the extent permitted by cGMPs. (For example only, 50% of one Batch of bulk blend could be compressed into [***] strength Product, and the remaining 50% could be compressed into [***]strength Product.) Splitting of Batches, outside of the standard batch size detailed in Schedule A or as agreed upon in writing by both Parties, is done at Client’s request only and is subject to an additional fee as set forth on Schedule A.

“Territory” means the United States of America (including its territories, military bases, possessions and protectorates, such as Puerto Rico).

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Year” means, (a) with respect to the first year of this Agreement, the period from the Effective Date up to and including December 31 of the same calendar year; (b) with respect to the last year of this Agreement, the period from January 1 of such last calendar year up to and including the date of termination or expiration of this Agreement; and (c) for all periods in between, a calendar year.

1.2.    Index. The following capitalized terms are defined in the section of this Agreement indicated below, with grammatical variations having corresponding meanings:

Term	Section
Additional Services	2.2(b)
Agreement	Introductory paragraph
Client	Introductory paragraph
Client Indemnitees	10.2(a)
Client Inventions	12.2(a)
Commitment	3.1
Confidential Information	11.1(a)
Deficiency Notice	6.1(a)
Discloser	11.1(a)
Dispute	13.1
Effective Date	Introductory paragraph
Exclusive Components Purchasing Summary	4.3(b)
Facilitator	13.1
Firm Order	4.1(b)
First Production Year	5.1(a)
Forecast	3.1
Halo	Introductory paragraph
Halo Indemnitees	10.2(b)
Halo Inventions	12.2(b)
Losses	10.2(a)
Price	5.1(a)
Product-Specific Items	2.1(b)(iii)
Proprietary IP	12.1
Purchase Order	4.1(a)
Quality Agreement	7.8
Recipient	11.1(a)
Records	7.3
Rejected Product	6.1(c)
Supply Committee	7.2(a)
Term	8.1
Third Party Claim	10.2(a)

ARTICLE 2

SERVICES

2.1.    Manufacturing Services.

(a)    Arrangement. In consideration of Client’s payment of the fees due under, and the other terms and conditions of, this Agreement, Halo shall perform the manufacturing Services at the Facility in order to supply Product to Client. Client shall purchase one hundred percent (100%) of its requirements for Product from Halo except (i) for Products produced in the Aytu Facility as determined by Client in its sole discretion; or (ii) to the extent otherwise expressly permitted in this Agreement.

(b)    Conversion of API and Components. Subject to the terms of this Agreement, Halo shall convert API and Components into Products in accordance with this Agreement. To this end:

(i)    API. Subject to the terms of this Agreement, Client will deliver, or cause the delivery of, all API to Halo in accordance with Section 3.3 (API). Halo shall (A) upon receipt of API, compare shipping documents against labeling to verify identity and quantity received; (B) perform conformance testing of the API to the extent required by the Quality Agreement; (C) promptly, and in any event within [***] days after receipt of API at the Facility (or such other period as may be specified in the Quality Agreement), notify Client if it detects a defect in API and follow Client’s reasonable written instructions in respect of return or disposal of defective API, at Client’s cost; (D) store API in a manner designed to avoid adulteration or loss of efficacy, and in accordance with the specifications therefor and Applicable Law; (E) turn over inventory of API in accordance with cGMP to optimize its shelf life; (F) maintain the API free and clear of any encumbrances imposed as a result of any act or omission of Halo; (G) use API only to provide the Services; and (H) notify Client if it anticipates that additional amounts of API will be needed for Halo to meet the first [***]months of Client’s then-current Forecast. If any API is a controlled substance within the meaning of Applicable Law, Halo, at its sole cost, shall request appropriate quota allowances for such API from the DEA based on the most recent Forecast submitted by Client at the time requests for quota are due.

(ii)    Components. Subject to the terms of this Agreement, Halo shall purchase all Components as required by the Specifications and as further described in Section 4.3 (Procurement) from vendors identified in the Quality Agreement or otherwise agreed to in writing by the Parties. Halo shall test all Components after receipt at the Facility as required by the Quality Agreement. Halo shall turn over Component inventory in accordance with cGMP to optimize the shelf life of such items.

(iii)    Product-Specific Items. Subject to the terms of this Agreement, Halo shall purchase all tooling, consumables, and any other Product-specific items pre-approved in writing by Client reasonably necessary for Halo to perform the Services (“Product-Specific Items”). Halo shall charge through to Client all Third-Party vendor fees for such purchases at Halo’s actual cost plus a [***] administrative fee.

(iv)    Equipment. Halo shall provide at its sole cost all equipment needed to perform the Services, subject to the terms of this Section 2.1(b)(iv). If, following the Effective Date, (1) the volume of Client’s requirements for Product hereunder make it reasonably necessary for Halo to purchase additional equipment for exclusive use in providing the Services hereunder to Client (i.e., to use a given item solely to provide Services to Client) or (2) an amendment to this Agreement (e.g., the addition of a new Product) or a change to the Specifications (as contemplated by Section 5.1(e) (Technical Changes)) requires the use of equipment necessary to provide the revised Services that Halo does not then own, then Halo will so inform Client of the need and cost of such new equipment, whereupon such equipment, subject to Client’s reasonable approval, may be either (A) purchased by Halo and charged through to Client at Halo’s actual cost plus a [***] administrative fee; or (B) purchased directly by Client and supplied to Halo DDP (Incoterms 2020) the Facility at Client’s sole cost.

(c)    Batch Number. Halo shall assign each Batch a unique batch number using Halo’s batch numbering system. This batch number will appear on all documents relating to the particular Batch.

(d)    Quality Control. Halo shall perform Product quality control and quality assurance testing as and to the extent required by the Quality Agreement. Batch review and release to Client shall be the responsibility of Halo’s quality assurance group. Halo shall perform such Batch review and release responsibilities in accordance with Halo’s standard operating procedures. Client shall review and respond to any Batch investigational report provided by Halo within ten (10) Business Days of receipt of such report. Each time Halo delivers a Batch to Client, Halo shall provide Client with a certificate of compliance and any other certificates required under the Quality Agreement, which shall include, if Halo is responsible for Product testing, a certificate of analysis. At Client’s reasonable request, Halo will provide copies of additional Batch documentation, such as Batch manufacturing records, equipment data printouts, raw material data, and laboratory notebooks.

2.2.    Expanded Services.

(a)    Additional Products and Territories. Additional products and countries may be added to this Agreement upon the Parties’ written agreement in accordance with Section 14.6 (Entire Agreement; Amendments; Waivers). Subject to the terms hereof, the Parties shall amend or supplement this Agreement (including the Schedules) as necessary to reflect their agreement on modifications to Product-specific or Territory-specific terms, including Price.

(b)    Product Related Services. In addition to the Services, Halo shall perform any services in connection with Product as the Parties may agree in writing from time to time (“Additional Services”). The Parties’ written agreement shall specify the scope, timing, parameters (including protocols, if applicable), fees payable by Client, and other matters pertinent to the Additional Services. To the extent the Parties have agreed to any such matters as of the Effective Date, they are set forth on Schedule B. The terms and conditions of this Agreement shall govern the provision and receipt of any Additional Services.

(c)    Post Marketing Stability Testing. At Client’s request, as an Additional Service and in consideration of the fees set forth on Schedule B, Halo shall conduct post marketing stability testing on Product in accordance with such commercial and Product stability protocols as the Parties may agree in writing.

2.3.    API Yield. The following shall apply solely in respect of API provided and paid for by Client. Within sixty (60) days after the end of each Year:

(a)    Inventory Reports. Halo shall provide Client with an inventory report, as of the end of each calendar month, for each API held at the Facility. Each inventory report shall be in substantially the form set forth on Schedule C, shall be based on data from Halo’s manufacturing resource planning (MRP) system or Batch manufacturing records.

(b)    Annual Yield Calculation. Halo shall perform the annual yield calculation and reconciliation procedures set forth on Schedule C and notify Client of the results thereof.

2.4.    Storage. If Client fails to take possession of Product upon tender of delivery under Section 4.4 (Shipment), Halo will move Product into storage at the Facility. Such storage shall comply with cGMP. Storage shall be free of charge for the first three (3) months following Product release by Halo’s quality group. Client shall thereafter pay Halo the monthly storage fee set forth in Schedule B for storing such Product. Upon two (2) weeks’ written notice to Client, Halo shall have the option to ship to Client, at Client’s cost, (a) any released Product that is or contains a controlled substance, (b) any released Product that has been held by Halo in storage longer than twelve (12) months or (c) any Exclusive Components or API that have been held by Halo in inventory longer than six (6) months and that are not reasonably expected to be needed for Halo to manufacture Product based on Client’s then-current Forecast.

ARTICLE 3

CLIENT OBLIGATIONS

3.1.    Rolling Forecasts. Concurrently with the signing of this Agreement, Client shall provide Halo with a written [***] month forecast of the volume of each Product that Client anticipates it will require Halo to supply during each month of that [***] -month period (the “Forecast”). Client shall provide Halo with an updated Forecast in writing (a) on or before the tenth (10th) day of each calendar month on a rolling [***] -month basis; and (b) promptly, and within three (3) Business Days, following any determination by Client that the volumes set forth in the Forecast most recently provided to Halo have changed [***] percent ([***]) or more. Subject to the terms of this Agreement, the first [***] months of each Forecast shall be binding on Client with respect to the quantities of Product specified therein (the “Commitment”), and the balance shall be a non-binding, good faith estimate. Client shall place orders for Services against the Forecast as specified in Article 4 (Orders & Shipment). Except as provided herein, the Forecast shall not be binding on Client.

3.2.    Specifications. Prior to the Effective Date, Client has provided Halo with a preliminary copy of the Specifications pertaining to Product, which are attached to Schedule A. Prior to Client placing its first Purchase Order, Client shall provide Halo with originally executed copies of final Specifications and any other Product-related information reasonably requested by Halo in connection with the Services. If such final Specifications are different from the preliminary Specifications attached to Schedule A, Section 5.1(e) (Technical Changes) shall apply. Thereafter, Client may revise the Specifications from time to time, subject to Section 5.1(e) (Technical Changes).

3.3.    API. Client shall, at its sole cost and expense, deliver the API to Halo DDP (Incoterms 2020) the Facility in such quantities and at such times as the Parties may agree so as to enable Halo to timely provide the Services on a non-rush basis, but in any event (a) in quantities (subject to DEA quotas) sufficient to satisfy Client’s Product requirements set forth in the first [***] months of Client’s most recent Forecast; and (b) at least [***] prior to the scheduled compounding date of the Batch in which such API will be used; provided, that, should the delivery timeframes in either or both of the foregoing clauses (a) and (b) cause Halo difficulties in testing and releasing API on a timely basis in advance of scheduled manufacturing (without expediting), the Parties will discuss a resolution in good faith. Client shall be responsible at its expense for securing any necessary export or import, or similar clearances or governmental permits required in respect of the provision of API to Halo. Title to and risk of loss of the API shall at all times remain with Client, and Client will insure the API at Client’s cost; provided, that Halo will be responsible for loss of API to the extent caused by Halo’s Fault. If Client refuses or fails to timely supply API, or the parties are unable, despite good faith discussions, to resolve any problems caused by the delivery timeframes in either or both of the foregoing clauses (a) and (b), Halo reserves the right to treat such delay as a cancellation of the applicable Firm Order by Client under Section 4.1(b) (Firm Orders). Halo will promptly, and within three (3) Business Days, notify Client in writing of any such election.

3.4.    Quality Control; Safety. Client shall have sole responsibility for the release of Product to the market and for handling customer matters as contemplated by Section 6.4 (Customer Inquiries). Prior to the Effective Date (or the effective date of the applicable amendment to this Agreement, in the case of Products added to this Agreement after the Effective Date), Client shall have provided Halo with all environmental, health and safety information relating to API and Product, including material safety data sheets; provided, that Halo acknowledges that Client does not draft, and is not responsible for, any information on the API, which is provided to Client by the API manufacturer. Client shall promptly, and within ten (10) Business Days, provide Halo any updates to such documentation that become available.

3.5.    Product Discontinuation. Client shall use commercially reasonable efforts to provide at least [***] months’ advance notice to Halo if it intends to no longer order Services for a Product.

ARTICLE 4

ORDERS & SHIPMENT

4.1.    Orders.

(a)    Purchase Orders. From time to time as provided in this Section 4.1(a), Client shall submit to Halo a binding, non-cancellable purchase order for Services identifying an order number, the Product to be manufactured (including the strength), the number of Batches, the Batch size (to the extent the Specifications permit Batches of different sizes), Client’s requested delivery date for each Batch, and any other elements necessary to ensure the timely production and delivery of Product (each, a “Purchase Order”). For Product strengths that utilize less than 100% of an ODT blend batch (as indicated on Schedule A, in the columns titled “Product”), any Purchase Order that includes quantities of such strength must also specify other Product strengths and quantities (in any combination) that result in the use of 100% of an ODT blend batch. (For example only, if Client orders a Batch of Adzenys XR ODT Bulk in [***] strength, which utilizes [***] of an ODT blend batch, Client must also order one or more Products that collectively utilize the remaining [***] of the ODT blend batch, such as: [***] of Adzenys XR ODT Bulk in [***] strength; or [***] of Adzenys XR ODT Bulk in [***] strength; or [***] of [***] of Adzenys XR ODT Bulk in [***] strength). Client shall submit Purchase Orders at least [***] months in advance of the delivery date requested in the Purchase Order.

(b)    Firm Orders. Halo will confirm in writing each Purchase Order, including the Product, quantity and expected delivery date, within [***] Business Days of receipt. If Halo is unable to meet the delivery date requested by Client in its Purchase Order, Halo shall so notify Client in Halo’s confirmation of such Purchase Order and provide to Client an alternative delivery date, which shall not be more than [***] days earlier or later than the initial delivery date requested by Client in its Purchase Order. Only upon Halo’s confirmation of Client-issued Purchase Orders will such orders become firm (each, a “Firm Order”). Halo may change the expected delivery date of any Firm Order within a +/- [***] day window upon written notice to Client.

(c)    Cancellation or Modification of Firm Orders by Client. Except as expressly provided herein, Client may not cancel or modify any Firm Order without Halo’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, that

(i)    if Client requests a cancellation of a Firm Order, Halo reserves the right to condition its consent to such request on Client’s payment of the “conversion cost” portion of the Price of the cancelled Batches; and

(ii)    Halo shall use its best efforts to accommodate any Client request to:

(A)    Split any Batch that was not already Split in the Firm Order, subject to payment of both a Split Batch fee and a change fee as set forth on Schedule B;

(B)    Revise the Split of a Batch in any manner (e.g. strengths, quantities; including to remove a Split) where the Firm Order already included a Split, subject to payment of a change fee as set forth on Schedule B;

(C)    Substitute one [***] ODT blend batch strength under a Firm Order for a different [***] ODT blend batch strength, subject to payment of a change fee as set forth on Schedule B; or

(D)    designate the priority of Products to be delivered in a Firm Order (i.e., where a Firm Order is for multiple Batches (whether or not Split) compressed into multiple Product Presentations, or for one Split Batch, to designate which Product presentation(s) specified in such Firm Order should be manufactured before the others in such Firm Order; or where multiple Firm Orders have similar delivery dates, to designate which of such Firm Orders should be fulfilled before the others; but

(iii)    so long as, in each and every case set forth above ((i), (ii)(A), (ii)(B), (ii)(C), and (ii)(D)), Client’s request for cancellation, Splitting, modification or prioritization, as applicable, is submitted to Halo in writing at least [***] prior to the scheduled delivery date for the applicable Firm Order (or, where more than one Firm Order is involved, the earliest scheduled delivery date as among the applicable Firm Orders) but in any event at least [***] prior to the commencement of Batch manufacture (or, where more than one Batch is involved, prior to the commencement of manufacturing of any of the applicable Batches). The commencement of Batch manufacturing shall be deemed to occur on the date Halo weighs and dispenses the first material (whether API or any Component) necessary to manufacture such Batch.

For the avoidance of doubt, Halo may withhold its consent, in its sole discretion, to any Client request to cancel or modify any Firm Order if such request is not in accordance with the foregoing clauses (i), (ii) and (iii).

(d)    Rejection; Excess Volume. Subject to the following sentence, Halo may reject any Purchase Order without penalty or liability to Client (i) for Product quantities in excess of the Commitment; (ii) if Halo has an insufficient DEA procurement quota in respect of the applicable API; or (iii) the Purchase Order is not given in accordance with this Agreement. Halo shall use commercially reasonable efforts to supply Client with quantities of Product that are up to [***] of Commitment quantities and to accommodate the delivery date requested by Client in its Purchase Order. Without breaching the terms of this Agreement or incurring any additional cost or expense hereunder, Client may purchase from Third Parties or manufacture internally any quantities of Product requested in Purchase Orders that Halo rejects based on clause (i) or (ii) above.

4.2.    Minimum Order Quantity. Subject to any greater or lesser minimum order quantities provided for in Schedule A, each Purchase Order submitted by Client shall be for at least [***]; however, [***] may be Split.

4.3.    Procurement.

(a)    Reliance on Forecast. Subject to the terms of this Agreement, Client understands and acknowledges that Halo will rely on the Forecast, Commitment and Firm Orders to procure the Components necessary for Halo to fulfill its obligations to supply Product under this Agreement. Accordingly, Client authorizes and instructs Halo to purchase Components sufficient to satisfy Client’s Product requirements set forth in the [***] of Client’s most recent Forecast (or any longer period the Parties may agree in writing from time to time), plus, for each Exclusive Component, any additional amounts necessary to satisfy the applicable vendor’s minimum order quantity requirements, if any (as set forth in the Exclusive Component Purchasing Summary, discussed below). Client acknowledges that the foregoing authorization enables and requires Halo to purchase quantities of Components beyond those needed to satisfy the Commitment, and that such excess quantities are intended to comprise safety stock hereunder. In the event that any Component becomes subject to purchase lead time beyond [***], the Parties will negotiate in good faith an appropriate amendment to this Section 4.3(a) (Reliance on Forecast).

(b)    Exclusive Components.

(i)    List of Exclusive Components. Set forth on Schedule D (as amended from time to time) is a list of Exclusive Components that Halo expects to be required to purchase pursuant to Section 2.1(b)(ii) (Components) in connection with its provision of the Services hereunder. From time to time as set forth herein, Halo shall provide Client with a written purchasing summary of all Exclusive Components that reflects and updates the information set forth on Schedule D (the “Exclusive Components Purchasing Summary”), in keeping with the Product volumes set forth in the then-current Forecast, Commitment and Firm Orders. Halo shall provide a preliminary Exclusive Components Purchasing Summary within [***] of the Effective Date, a revised version following receipt of final Specifications, and thereafter an updated version on a [***] basis. The list set forth on Schedule D and each Exclusive Components Purchasing Summary shall indicate those Exclusive Components that have a long lead time or limited shelf life and/or that are subject to minimum order quantities as specified by the Third-Party vendor.

(ii)    Obsolete Exclusive Components. Client shall reimburse Halo its documented costs for procuring and testing any Exclusive Components that become obsolete for manufacturing of the Products hereunder. An Exclusive Component shall be deemed obsolete as follows: (A) for items that do not have an expiration or re-test date, the item will be obsolete on the last day of the month that is [***] after the Forecasted month in respect of which such purchase were made; and (B) for items that have an expiration or re-test date, the item will be obsolete on such date, so long as (and to the extent) Halo procured such Exclusive Components for use under this Agreement in the quantities and at the times specified in Section 4.3(a) (Reliance on Forecast) and the then-applicable Exclusive Components Purchasing Summary. Notwithstanding the foregoing, for Exclusive Components that have a re-test date, at Client’s request and cost, Halo will re-test any such Exclusive Component for efficacy and if, based on such test results, such Exclusive Component can still be used by Halo to provide Services, then Halo shall retain such Exclusive Component in inventory and [***]; however, this Section 4.3(b)(ii) shall apply anew to such re-tested Exclusive Component retained by Halo, with the new re-test date being substituted for the most recent re-test date. Any reimbursement due under this Section 4.3(b)(ii) shall be invoiced in accordance with Section 5.3(d) (Other Amounts) and payable in accordance with Section 5.4 (Payment Terms).

(iii)    Audit of Exclusive Component Vendors. Client shall be responsible for auditing and qualifying all Exclusive Component vendors; however, at Client’s written request, Halo will perform any such vendor audit on Client’s behalf at the applicable fee set forth on Schedule B.

(c)    Delays. Halo shall not be liable for any delay in delivery of Product if Halo is unable to obtain any Component in a timely manner so long as Halo placed orders for such Component in keeping with this Section 4.3 and in the quantity and subject to the lead time imposed by the applicable vendor and [***]. In addition, for any API or Component that is a controlled substance, Halo shall not be liable for any delay in delivery of Product where Halo does not receive the necessary DEA quota or other approvals even though Halo filed for such quota or other approvals in accordance with Applicable Law and in quantities consistent with Client’s most recent Forecast available at the time such filings are due under Applicable Law. In the event of any such delay (actual or anticipated), Halo shall notify Client, whereupon the Parties shall discuss in good faith the cause, the anticipated duration and effect thereof, and projected cost, as well as ways to mitigate such effects, which may include Client negotiating directly with the applicable vendor to secure an adequate and timely supply of the applicable Component.

4.4.    Shipment. Halo shall deliver Product and other deliverables to Client or its designee FCA (Incoterms 2020) at the Facility. [***]. Halo shall pack and label shipping containers in accordance with Applicable Law and transport guidelines, the Specifications, and Client’s written instructions (to the extent not inconsistent with any of the foregoing). Client shall arrange for insurance and shall select the freight carrier to be used to ship Products.

ARTICLE 5

PRICING & PAYMENT

5.1.    Price for Manufacturing Services.

(a)    Consideration. Subject to the terms of this Agreement, Client shall pay Halo the total per-unit sale price for Product set forth on Schedule A, as the same may be adjusted in accordance with the terms and conditions of this Agreement (the “Price”).

(b)    Initial Price. Each Price set forth on Schedule A as of the Effective Date (or the effective date of any amendment adding a new Product to the scope of this Agreement) is valid through the first full Year of commercial production of the relevant Product under this Agreement (i.e., excluding Product manufactured under any development agreement, such as validation batches) (the “First Production Year”); provided, that Halo reserves the right to revise the Price (i) if such commercial manufacturing under this Agreement has not commenced within [***] of the Effective Date and (ii) to the extent otherwise permitted by this Agreement. (For example only, and subject to the foregoing proviso, if such commercial production of a Product included on Schedule A as of the Effective Date begins on November 15, 2023, then the Price set forth on Schedule A as of the Effective Date for such Product shall be valid through December 31, 2024).

(c)    Subsequent Year Price Adjustments. Effective on January 1 of each Year following the First Production Year, the Price shall be adjusted to reflect (i) inflation, which adjustment shall be based on the increase in the Producer Price Index (PPI) for Pharmaceutical Preparations PCU325412325412 published by the U.S. Department of Labor, Bureau of Labor Statistics, in September of the then-current Year compared to the same month of the preceding Year; and (ii) documented changes in Component costs so as to pass on to Client the actual amount of any increase or decrease in such costs. Halo shall provide in writing to Client by November 1 of each Year the updated Price for the subsequent Year, with appropriate supporting documentation; provided, that Halo may redact confidential portions of any supporting documents subject to obligations of confidentiality between Halo and its vendors. Such revised Price shall be effective with respect to any Product [***].

(d)    Current Year Price Adjustments. During any Year of this Agreement, the Price shall be adjusted in accordance with this Section 5.1(d) to reflect material changes in Component costs (whether individually or in the aggregate) due to market conditions [***]. To the extent that a Price has been previously adjusted pursuant to Section 5.1(c) (Subsequent Year Price Adjustments) or this Section 5.1(d) to reflect an increase or decrease in the cost of one or more Components, the adjustments provided for herein shall operate based on the costs attributed to such Component(s) at the time the last such adjustment was made. Halo shall provide in writing to Client the revised Price, with documentation to support both Halo’s normal forecasted cost and new materially changed cost; provided, that Halo may redact confidential portions of any supporting documents subject to obligations of confidentiality between Halo and its vendors. Such revised Price shall be effective with respect to any Product delivered by Halo [***] after Client’s receipt of Halo’s notice.

(e)    Technical Changes. Amendments to a Product’s master batch record, Specifications or the applicable Quality Agreement requested by either Party will be implemented only following a technical and cost review by the Parties and are subject to Client and Halo reaching agreement on appropriate revisions to the Price and any other impacted fees under this Agreement, other relevant terms of this Agreement, and on a timeframe for implementation by Halo. If the Parties proceed with such amendment and Client accepts a proposed fee revision, the Parties shall memorialize the amendment in writing (and where the amendment is to Specifications, Client shall provide Halo with originally executed copies of such revised Specifications), Halo shall implement the proposed amendment on the agreed timeframe, and the revised fee shall apply only to Products that are manufactured under the amended master batch record, Specifications or Quality Agreement, as applicable. Client shall either, at its election, (i) purchase from Halo any Inventory, Product and work-in-process rendered obsolete as a result of such amendment or (ii) reimburse Halo for such items together with the costs of its destruction thereof.

5.2.    Supplemental Charges.

(a)    Taxes. All taxes, duties and other amounts assessed by any Authority (excluding tax based on net income or real property and franchise taxes) on API, Product, Services, Additional Services or other amounts due hereunder are the responsibility of Client, and Client shall reimburse Halo for all such taxes, duties and amounts required to be paid by Halo to any Authority (or such sums will be added to invoices directed at Client, where applicable). Halo shall reasonably cooperate with Client to utilize any legally available reductions or exemptions from any such taxes, duties, or assessments.

(b)    Annual Product Review. Halo shall have the right to charge Client the annual product review fee set forth on Schedule B for the services provided pursuant to Section 7.4 (Reports).

(c)    Retesting. Halo reserves the right to charge Client for retesting and required investigational studies performed that are not directly due to Halo’s Fault. Any tests or investigations requested by Client that are not required pursuant to the Quality Agreement will be charged to Client at Halo’s then-current standard rates.

5.3.    Invoicing.

(a)    Recipient. Halo shall send invoices by fax or email to such fax number or email address as Client may provide to Halo in writing from time to time.

(b)    Product Invoices. If Halo is responsible for Product release testing under the Quality Agreement, Halo shall invoice Client for Product on the date on which Halo notifies Client that Product is released by Halo’s quality assurance department and is ready for shipment. If Halo is not responsible for Product release testing under the Quality Agreement, Halo shall invoice Client for Product upon completion of manufacturing and issuance of certificate of manufacture. Each Product invoice shall identify Client’s Purchase Order number, Batch numbers, Product names and quantities, Price, freight charges and the total amount to be remitted by Client. Halo shall also submit to Client with each shipment of Product an invoice covering such shipment.

(c)    Component Reimbursement. Halo shall invoice Client for any reimbursement to which Halo is entitled under Section 4.3(b) (Exclusive Components) when the applicable Component has not been used within the required time period or has expired. Halo shall deliver to Client documentation reasonably sufficient to support the amount of such reimbursement; provided, that Halo shall not be obligated to provide specific pricing information regarding any Component that is subject to confidentiality obligations between Halo and its vendor. In respect of any unused, but unexpired, Components reimbursed by Client hereunder, to the extent such Components are incorporated into or used in connection with Product subsequent to such reimbursement, Halo will credit Client for the amount reimbursed to Halo.

(d)    Other Amounts. Halo shall invoice Client for all other fees due under this Agreement (such as in connection with Additional Services or permitted cancellations of Firm Orders pursuant to Section 4.1(b) (Firm Orders)) as and when earned or accrued. Any fees assessed on an annual basis will be invoiced as of the first day of each Year. Each such invoice shall reference this Agreement and identify in reasonable detail the nature of the charges therein.

5.4.    Payment Terms. Client shall pay all invoiced amounts that are not subject to a good faith dispute by Client in full within [***] days following the invoice date. Client shall make payment in (and all prices, fees and charges set forth in this Agreement are quoted in) U.S. dollars to the account indicated in the applicable invoice. If any payment is not received by Halo by its due date, Halo shall have the right, in addition to any other remedies available at law or in equity, to take one or more of the following actions: (a) terminate for breach in accordance with Section 8.2(a) (Breach); (b) suspend performance until all overdue amounts are paid in full; (c) charge to Client interest on the outstanding sum from the due date (both before and after any judgment) at [***] per month (or, if less, the maximum amount permitted by Applicable Law) until paid in full, plus all reasonable costs of collection of late payments, including reasonable attorneys’ fees and court costs, incurred through the date of actual payment; (d) require Client to pre-pay for Components to be procured by Halo; and/or (e) change the payment terms under this Agreement upon written notice to Client, including to require all or a portion of payment in advance of shipment of Product. For the avoidance of doubt, Halo’s delivery obligations under this Agreement shall be tolled during any period in which the foregoing clause (b) is invoked.

5.5.    Pre-Validation Batches. Client shall be responsible for the cost of each Batch produced under this Agreement (including Batches necessary to support the validation portion of Client’s submissions for Product approvals by Regulatory Authorities and any Batch manufactured following (a) a change in Specifications or (b) a scale-up in the manufacturing process to produce greater quantities of Product), even if the Batch fails to meet the Specifications, until all manufacturing, testing and storage methods and processes have been validated in accordance with industry standards (including production of at least [***] Batches of each strength that meet the then-applicable Specifications); provided, that the foregoing shall not apply to the extent Halo was grossly negligent, engaged in willful misconduct, or violated cGMPs (to the extent applicable) in the manufacturing of the out-of-Specification Batch. In cases where Halo is responsible for an out-of-Specification Batch pursuant to the foregoing proviso, Halo will also be responsible for the cost of destroying the out-of-Specification Batch and its components. In all other cases, Client will be responsible for the cost of destroying the out-of-Specification Batch and its components. Halo and Client shall cooperate in good faith to determine and resolve any problems causing the out-of-Specification Batch.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1.    Product Claims.

(a)    Non-Conforming Product. Client has the right to reject any portion of any shipment of Product that is alleged to be Non-Conforming Product without invalidating any remainder of such shipment. Upon receipt of each Product shipment under this Agreement, Client shall visually inspect each Batch and perform any testing that the Quality Agreement requires Client to perform. Client shall give Halo written notice of any claim that a Batch is Non-Conforming Product and a sample of the allegedly Non-Conforming Product (together, a “Deficiency Notice”) within [***] after Client’s receipt of such Batch or, in the case of a Latent Defect, within [***] after Client’s discovery of the Latent Defect, but in no event after the expiration date of the Batch in question. If Client fails to timely provide Halo with a Deficiency Notice hereunder the Batch shall be deemed accepted by Client.

(b)    Evaluation. If Halo disagrees with a Deficiency Notice, Halo shall give Client written notice of such disagreement within [***] after receiving the Deficiency Notice. If, within [***] after Client’s receipt of Halo's disagreement notice, Client and Halo fail to agree as to whether each Batch identified in the Deficiency Notice is Non-Conforming Product, the Parties shall mutually select an independent laboratory or qualified person, as appropriate, to evaluate whether such Products are Non-Conforming Product and the cause of any non-conformity. Such evaluation shall be binding on the Parties. If the evaluation confirms that a Batch is Non-Conforming Product (or if Halo does not timely disagree with a Deficiency Notice), then (i) the applicable Batch(es) shall be deemed properly rejected under this Agreement, (ii) Halo shall bear the cost of the evaluation, and (iii) Section 6.1(c) (Remedies) shall apply. If the evaluation determines that a Batch is not Non-Conforming Product, then (A) the applicable Batch(es) shall be deemed accepted by Client; and (B) Client shall bear the cost of the evaluation.

(c)    Remedies. In respect of any Batch properly rejected under this Section 6.1 as Non-Conforming Product (“Rejected Product”), Halo will replace the Rejected Product [***], so long as Client provides the necessary API [***], calculated as the volume of API necessary to replace the Rejected Product [***]) and pay for the destruction or return shipping of the Rejected Product (so long as Client destroys or returns the Rejected Product at Halo’s direction).

(d)    Validated Testing. Any tests conducted by Client under Section 6.1(a) (Non-Conforming Product) or by a Third Party under Section 6.1(b) (Evaluation) shall employ only the validated methods and procedures required to be used by Client or Halo, as applicable, under the Specifications or Quality Agreement.

6.2.    Product Recalls. Each Party shall promptly, and within [***], notify the other Party by telephone (confirmed by written notice) of any information of which it becomes aware that might affect the safety, efficacy, or marketability of any Product and/or that could reasonably be expected to result in a Recall. The conduct of and regulatory filings for any Recall shall be controlled, implemented, and made by Client, and Halo will co-operate in such Recall as reasonably requested by Client, having regard to all Applicable Law. Client shall provide Halo with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall and shall consider in good faith any comments from Halo. Client shall bear the cost of any Recall and reimburse Halo for the expenses incurred by Halo in connection with any Recall, unless such Recall is caused solely by Halo’s gross negligence or willful misconduct, in which case Halo will reimburse Client for Client’s reasonable, actual, and documented out-of-pocket expenses of conducting such Recall and bear the expenses incurred by Halo in connection with such Recall (subject, for the avoidance of doubt, to Section 10.1 (Limitation of Liability). For clarity, to the extent that a Recall involves Product that is alleged to be Non-Conforming Product, the Parties’ respective rights and remedies with respect to such Product shall be governed by Section 6.1 (Product Claims).

6.3.    Disposition of Product. Client shall not use or sell any Product that does not, or that Client has reason to believe does not, meet the Specifications or comply with Applicable Law. Client shall not, without Halo’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned), return, destroy, or otherwise dispose of any Non-Conforming Products or Recalled Products in relation to which it intends to assert a claim against Halo. Halo shall bear the cost of destroying Rejected Products and Recalled Products to the extent it is deemed liable for such products under Section 6.1 (Product Claims) or 6.2 (Product Recalls), respectively. In all other circumstances, Client shall bear the cost of such destruction.

6.4.    Customer Inquiries. Client shall have the sole responsibility for responding to questions and complaints from Client’s customers, for handling customer returns of Product and for all other pharmacovigilance activities. Halo will promptly, and within [***], refer to Client in writing any questions or complaints that it receives from Client’s customers. At Client’s request and cost, Halo shall reasonably co-operate with Client to allow Client to determine the cause of, respond to, and resolve any customer questions and complaints.

6.5.    Limitations. For the avoidance of doubt, Halo shall have no obligation for Product or Services if any deficiencies in, or other liabilities associated with, such Product or Services (a) are caused by incorrect, unlawful or deficient Specifications (including artwork and labeling), by problems relating to the safety, efficacy or marketability of Product that occur even when the Product conforms with the Specifications, or by Product distribution and commercialization activities (including off-label marketing), (b) result from any defect in API or other materials supplied by Client that Halo could not reasonably discover by visual inspection or testing as required under Section 2.1(b)(i) (API), (c) are caused by actions of Client or Third Parties occurring after Product is tendered for delivery by Halo pursuant to Section 4.4 (Shipment), or (d) are caused by any breach of Client’s obligations, representations, warranties or covenants under this Agreement.

6.6.    Sole Remedy. The remedies described in this Article 6 shall be Halo’s sole liability and Client’s sole remedy for any Non-Conforming Product.

ARTICLE 7

COOPERATION

7.1.    Liaisons; Quarterly Review. Promptly, and within [***], following the signing of this Agreement, each Party shall appoint one of its employees to be a relationship manager responsible for liaising between the Parties with respect to the Products. The relationship managers shall meet quarterly to review the current status of the business relationship and manage any issues that have arisen. The Parties shall cooperate in good faith to ensure a stable supply of Product to Client within the terms of this Agreement by timely providing relevant information to one another through the relationship managers.

7.2.    Supply Committee.

(a)    Formation. Promptly following the Effective Date, the Parties shall establish a supply committee which shall be comprised of at least [***] from each of Client and Halo representing technical, operations and quality functions having the appropriate credentials, knowledge and experience (the "Supply Committee"). The Supply Committee may agree on reasonable written guidelines and procedures to facilitate regular and efficient communications and to keep appropriate records of the interactions and decisions.

(b)    General Remit. The Supply Committee shall serve as the coordinating body for the manufacture and supply of Product under this Agreement and shall regularly review the status of the Parties’ respective performance of this Agreement. Without derogating from Article 6 (Product Claims and Recalls) or Article 13 (Dispute Resolution), the Supply Committee shall also work to resolve any disagreements between the Parties relating to the Services.

(c)    Meetings. The Supply Committee shall meet (in person, by telephone or as otherwise agreed by the Parties) on a regular basis, but not less frequently than [***] until the first Product’s commercial launch, and thereafter not less frequently than [***] during the Term, unless otherwise agreed by the Supply Committee. Meeting agendas shall include as appropriate information on (i) anticipated market demand for Product, including any changes, (ii) the Parties’ inventory positions of API and Halo’s inventory position on Raw Materials, (iii) any capacity concerns, unusual production situations, or prioritization issues, including changes to delivery or sourcing, (iv) any quality related issues, (v) any proposed changes to the manufacturing process or Specifications, and (vi) any other matters which may impact or influence the Product supply chain.

(d)    Costs. Each Party shall be responsible for its own costs arising out of participation in the Supply Committee, including in respect of travel and accommodations for personnel attending in person meetings.

7.3.    Records and Retain Samples. Halo shall keep materially complete and accurate records of the manufacture, testing, storage, and shipping of Product, including master batch records, completed Batch records, quality control documentation and results for all acceptance tests performed (collectively, “Records”) and retain samples of Product in accordance with its standard operating procedures and as necessary to comply with Applicable Law. Copies of Records and all retain samples shall be retained for a period of [***] following the date of Product expiry, or longer if required by Applicable Law. Before destroying Records, Halo will contact Client to offer Client the opportunity to take delivery and possession of such Records at Client’s cost.

7.4.    Reports. [***], Halo will provide Client with a copy of all Product data in its control (including release test results, complaint test results, and all investigations in manufacturing, testing and storage) that Client reasonably requires in order to complete any filing required by any Regulatory Authority, including an annual report within the meaning of 21CFR314.81(b)(2). At Client’s request, Halo will provide Client with a copy of the annual product review report within the meaning of 21CFR211.180(e). Any additional reports requested by Client beyond the scope of cGMPs and requirements of Regulatory Authorities shall be subject to an additional fee to be agreed upon between Halo and Client.

7.5.    Client Inspections. [***] period during the Term (or, if for cause, more frequently as reasonably agreed by the Parties), upon at least [***] prior written notice, Halo shall grant Client access, during normal business hours, to areas of the Facility in which API or Product is manufactured, handled, stored or shipped in order to verify that Halo is performing the Services in accordance with the Specifications and cGMPs. During any such inspection, Halo shall also permit Client to inspect Records, samples, and reports relating to this Agreement. The Parties’ relationship managers shall arrange such inspections. Inspections shall be designed to minimize disruption of operations at the Facility and shall be limited to [***] for up to [***]. A Halo representative shall be present at all times during each inspection. Client’s representatives shall comply with the Facility’s rules. Client shall indemnify and hold harmless Halo for any act or omission of Client’s representatives while on Halo’s premises.

7.6.    Regulatory Inspections.

(a)    Information Sharing. Each Party shall promptly, and [***], notify the other Party of any planned or actual Facility inspection by any Regulatory Authority specifically involving a Product. Client acknowledges that it may not direct the manner in which Halo fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities related to such inspection. Halo shall notify Client within [***] of receipt of any Form 483s, warning letters or other significant regulatory action that could reasonably be expected to impact the regulatory status of the Products or Halo’s ability to perform the Services in accordance with the terms of this Agreement. Halo shall provide Client with copies of the sections of all Form 483s or comparable regulatory notices that are specific to any Product, redacted as necessary to preserve the confidentiality of Halo’s other information. Likewise, Client shall provide Halo [***] with any material correspondence with any Regulatory Authority, including any FDA refusal to file, rejection, or warning letters, that could reasonably be expected to impact the timing and volume of Client’s Product purchases under this Agreement.

(b)    Costs. If an inspection by a Regulatory Authority is [***] related to a Product (such as a pre-approval inspection or in connection with adding a jurisdiction pursuant to Section 2.2(a)), Client shall pay Halo at the hourly rate set forth on Schedule B for time spent, and reimburse Halo for all reasonable and documented costs incurred, in connection with such inspection. [***]. If an inspection by a Regulatory Authority pertains to the Facility generally, Halo shall bear the costs of such inspection.

7.7.    Regulatory Filings.

(a)    Approvals & Permits. Client shall have the sole responsibility for filing, and shall file, all Product-specific documents with all Regulatory Authorities and for taking, and shall take, any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture and sale of the Products. Halo shall assist Client, to the extent consistent with Halo’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible. Halo shall have the sole responsibility for filing, and shall file, all documents with Regulatory Authorities and for taking, and shall take, any other actions that may be required for the receipt and/or maintenance of Regulatory Authority licensure of the Facility.

(b)    Verification of Data & CMC. From time to time during the Term, Client may desire to file documents with a Regulatory Authority in connection with obtaining regulatory approval of a Product, including a document that is, or is equivalent to, the FDA’s Chemistry and Manufacturing Controls (CMC). If any such document incorporates or relies on data generated by Halo, Client shall provide Halo with a copy of the document at least [***] prior to its filing so as to permit Halo to verify the accuracy of such document solely as it relates to the Halo-generated data, including that the CMC accurately describes the Services that Halo has performed and the manufacturing processes that Halo will perform pursuant to this Agreement. Thereafter, Client shall provide Halo at the time of submission a final copy of any portion of any filing with a Regulatory Authority that contains chemistry, manufacturing or controls information that is derived from data regarding the Product generated by Halo.

(c)    Deficiencies. If, acting reasonably, Halo determines that any of the information provided by Client in accordance with clause (b) above is inaccurate or deficient, Halo shall notify Client in writing of such matter within [***] of receipt of documents from Client. The Parties shall work together to have such matters resolved prior to Client’s submission of such information to the Regulatory Authority.

7.8.    Quality Agreement. The Parties acknowledge that, prior to the Effective Date, they signed an agreement setting out the quality assurance standards and protocols applicable to the Services and the Parties’ responsibilities in respect thereof (“Quality Agreement”). The Parties acknowledge and agree that the Quality Agreement is required by Applicable Law and is intended only to operationalize quality-based activities relating to the Services. As such, (i) the Quality Agreement shall not determine a Party’s financial responsibility for the performance or non-performance of the responsibilities set forth therein, (ii) any breach of the Quality Agreement by a Party shall be deemed a breach of this Agreement and shall be subject to the terms and conditions of this Agreement, including Section 8.2(a) ([Termination for] Breach) and Article 10 (Indemnities & Insurance), and (iii) neither Party shall have a cause of action for breach of the Quality Agreement except as a cause of action for breach of this Agreement. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-based activities, the provisions of the Quality Agreement shall govern. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

ARTICLE 8

TERM & TERMINATION

8.1.    Term. This Agreement shall commence as of the Effective Date and shall expire on the fifth (5th) anniversary of the date on which Client placed its first Firm Order, unless terminated earlier in accordance with Section 8.2 (Termination). This Agreement shall automatically extend for successive [***] unless and until either Party gives the other Party at least [***] written notice of its desire to terminate this Agreement as of the end of the then-current term. The period of effectiveness of this Agreement, as extended in accordance with this Section 8.1 and/or terminated in accordance with Section 8.2 (Termination), is referred to as the “Term”.

8.2.    Termination.

(a)    Breach. Either Party may terminate this Agreement upon written notice to the other Party if the other Party has failed to remedy a material breach of this Agreement within [***] following receipt of a written notice that describes the breach in reasonable detail and expressly states that it is a notice under this Section 8.2(a).

(b)    Bankruptcy. Either Party may terminate this Agreement immediately without further action in the event that (i) ) in the case of Client, if Halo is declared insolvent or bankrupt by a court of competent jurisdiction, and such declaration or order remains in effect for a period of [***] or if Halo files a voluntary petition of bankruptcy in any court of competent jurisdiction; (ii) in the case of Halo, if Client is liquidated in connection with a bankruptcy filing; or (iii) this Agreement is assigned by such other Party for the benefit of creditors.

(c)    Regulatory Considerations. In the event that (i) any Authority takes any action that prevents Client from importing, exporting, purchasing or selling a Product in all or part of the Territory or (ii) subject to Section 3.5 (Product Discontinuation), Client elects to discontinue selling a Product or otherwise withdraws a Product from the market in all or part of the Territory, Client may terminate this Agreement as to any Product and applicable portion of the Territory upon [***] prior written notice to Halo.

8.3.    Obligations on Termination. Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to either Party prior to such expiration or termination. Upon expiration or termination of this Agreement:

(a)    Work In Process. At Client’s election, Halo shall either (i) complete any Product that is a work in process, which Product shall be subject to Section 8.3(b) (Product), or (ii) cease such work and transfer such work in process into storage containers, and Client shall be obligated to pay Halo a pro rata amount of all work to date; it being understood that if Client fails to timely make such an election or if termination is by Halo under Section 8.2(a) (Breach) or 8.2(b) (Bankruptcy), clause (ii) above shall automatically apply;

(b)    Product. Client shall take delivery of and pay for, at the Price in effect at the time, all completed, undelivered Product that Halo has produced pursuant to a Firm Order;

(c)    Inventory. Client shall purchase, at Halo’s cost (to the extent not already paid for by Client in accordance with Section 2.1(b)(iii) (Product Specific Items)), all Inventory then in stock or that is later delivered by a Third Party vendor pursuant to non-cancellable orders, and shall reimburse Halo for any cancellation fees assessed by Third Party vendors for Inventory orders that are cancellable;

(d)    Client-Owned Materials. Halo shall return to Client all unused API and deliver to Client all Inventory paid for by Client pursuant to clause (c) above;

(e)    Records & Samples. Halo shall maintain reserve samples and Batch production records in accordance with Applicable Law and this Agreement; and

(f)    Stability. At Client’s election, Halo shall either (i) continue to perform any ongoing stability testing or (ii) ship the stability samples to Client; it being understood that if Client fails to timely make such an election or if termination is by Halo under Section 8.2(a) (Breach) or 8.2(b) (Bankruptcy), clause (ii) above shall automatically apply.

Any costs incurred by Halo to comply with the foregoing obligations, including shipping and related expenses, shall be borne by Client, except in the event of termination of this Agreement by Client for Halo’s uncured material breach under Section 8.2(a) (Breach), in which case Halo shall bear all such expenses (excluding fees under clause (f)(i), which shall be borne by Client in all events). In lieu of taking possession of any of the materials described in this Section 8.3, Client may direct Halo to destroy such items, which Halo shall cause to be done at Client’s cost.

8.4.    Survival. Notwithstanding any expiration or termination of this Agreement for any reason, the Parties’ rights and obligations under the following provisions shall survive and continue in effect in accordance with their respective terms: Sections 2.4 (Storage), 4.4 (Shipment), 5.2 (Supplemental Charges), 5.3 (Invoicing), 5.4 (Payment Terms), 7.3 (Records), 7.8 (Quality Agreement), 8.3 (Obligations on Termination), 8.4 (Survival) and 9.3(f) (Limited Warranty), and Articles 6 (Product Claims & Recalls), 10 (Indemnities & Insurance), 11 (Confidentiality), 12 (Intellectual Property), 13 (Dispute Resolution) and 14 (Miscellaneous).

ARTICLE 9

REPRESENTATIONS & WARRANTIES

9.1.    Authority. Each Party represents and warrants to the other that (a) it has the full right and authority to enter into this Agreement, (b) it is in good standing in its jurisdiction of organization and all jurisdictions in which it operates, (c) the execution and delivery of this Agreement and the performance of such its obligations hereunder do not conflict with, or constitute a default or require any consent under, any contractual obligation of such Party, and (d) it will comply with all Applicable Law in performing its obligations under this Agreement.

9.2.    Client Warranties. Client covenants, represents, and warrants to Halo that:

(a)    Rights to Specifications. Client owns or has a valid right and license to use all Specifications for each Product and Client may lawfully disclose all Specifications to Halo for Halo’s use in connection with providing Services;

(b)    Rights to Intellectual Property. All Intellectual Property (other than Halo’s Intellectual Property) provided by Client to Halo for use in connection with providing Services (i) may lawfully be used by Halo in connection with providing Services and (ii) so long as Halo uses such Intellectual Property solely as contemplated by this Agreement, such use does not and will not infringe, violate, or misuse any rights held by Third Parties;

(c)    Third Party Intellectual Property. There are no rights held by Third Parties related to Client’s Intellectual Property that would be infringed, violated, or misused by Client’s performance of this Agreement and, as of the Effective Date, Client has no knowledge of any claims of infringement that have been made by Third Parties against Client in connection with the Product; and

(d)    API Warranty. All API provided to Halo hereunder have been manufactured in accordance with Applicable Law, including cGMPs, and shall at the time of receipt by Halo meet all relevant Specifications and not be adulterated, misbranded, or mislabeled within the meaning of Applicable Law;

(e)    API Cost. The API Cost fairly and accurately reflects Client’s actual, out-of-pocket cost to procure the API from its Third-Party vendors and provide it to Halo;

(f)    Use of Product. All Product delivered to Client by Halo hereunder shall be held, stored, used, distributed, sold, and otherwise disposed of by or on behalf of Client in accordance with all Applicable Law; and

(g)    Not Generic. No Product is a “generic” drug product (e.g., filed for marketing approval in the United States under an Abbreviated New Drug Application).

9.3.    Halo Warranties. Halo covenants, represents, and warrants to Client that:

(a)    Third Party Intellectual Property. To the best of Halo’s knowledge, there are no rights held by Third Parties related to Halo’s Intellectual Property that would be infringed, violated, or misused by Halo’s performance of this Agreement;

(b)    Claims. As of the Effective Date, it has no knowledge of any claims, actions or other actual or threatened legal proceedings by any Regulatory Authority or other Third Party, the subject of which is the infringement, violation, or misuse of any rights in Intellectual Property held by Third Parties related to any Halo’s Intellectual Property;

(c)    Debarment. It does not and will not use in the performance of its obligations under this Agreement the services of any Person debarred or suspended under 21 U.S.C. §335(a) or (b); and it does not have and will not hire as an officer or employee any Person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the U.S. Federal Food, Drug, and Cosmetic Act, as amended;

(d)    Product Warranty. It shall have performed the manufacturing of all Products provided to Client hereunder in accordance with Applicable Law (including cGMPs), and all Products provided to Client hereunder shall, at the time of delivery under Section 4.4 (Shipment), meet all Specifications and not be adulterated, misbranded or mislabeled within the meaning of Applicable Law; provided, that a Product will not fail to comply with the foregoing representation and warranty to the extent such failure results solely from (and Halo shall not be liable for any defect in Product attributable to) matters not caused by Halo’s Fault; provided further, that Halo makes no representation or warranty with respect to any Product or circumstance that is expressly excluded from liability under Section 6.5 (Limitations);

(e)    No Liens. Upon delivery of Products to Client, Halo shall convey, and Client shall have, good and marketable title to such Products, free and clear of any encumbrances imposed as a result of any act or omission of Halo; and

(f)    Facility. The Facility has, and during the Term will maintain, a current FDA establishment registration and, as of the Effective Date, it has no knowledge of any claims, actions or other actual or threatened legal proceedings by the FDA or DEA, the subject of which is its violation of any Applicable Law that is within the jurisdiction of such Regulatory Authority. [***].

9.4.    Limited Warranty. NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND, EITHER EXPRESS OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS ARTICLE 9. HALO EXPRESSLY DISCLAIMS THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE PRODUCTS AND SERVICES.

ARTICLE 10

INDEMNITIES & INSURANCE

10.1.    Limitation of Liability.

(a)    No Consequential Damages. Under no circumstances whatsoever shall either Party be liable to the other Party in contract, tort, negligence, breach of statutory duty or otherwise for (i) any direct or indirect loss of profits, revenues, production, anticipated savings, data, business or goodwill or (ii) any other liability, damage, cost or expense of any kind incurred by the other Party of an indirect, incidental, consequential, punitive or special nature, regardless of any notice of the possibility of such damages.

(b)    API. Subject to 2.3(b) (Annual Reconciliation), and Section 3.3 (API), under no circumstances whatsoever shall Halo be responsible for any loss or damage to API.

(c)    Maximum Liability. Halo’s maximum liability under this Agreement for any reason whatsoever (in the aggregate and including any amounts payable pursuant to clause (b) above) shall not exceed the greater of (i) [***].

(d)    Exclusions. The foregoing clauses (a), (b) and (c) shall not limit (i) damages arising from a Party’s gross negligence or willful misconduct or (ii) damages arising from a Party’s breach of Article 11 (Confidentiality).

10.2.    Indemnification.

(a)    By Halo. Halo shall defend, indemnify, and hold harmless Client, its Affiliates, and their respective directors, officers and employees (“Client Indemnitees”) from and against any and all losses, damages, costs, expenses (including reasonable attorneys’ fees and reasonable investigative costs), judgments and liabilities (“Losses”) in connection with any suit, demand, claim or action by any Third Party (“Third Party Claim”) arising or resulting from (i) a material breach by Halo of any of its obligations, warranties, or representations under this Agreement, including Section 9.1(d); (ii) Halo’s gross negligence or willful misconduct; or (iii) [***]; in each case, except to the extent that such Losses arise or result from the breach of this Agreement by Client or the gross negligence or willful misconduct of any Client Indemnitee.

(b)    By Client. Client shall defend, indemnify and hold harmless Halo, its Affiliates, and their respective directors, officers and employees (“Halo Indemnitees”) from and against any and all Losses in connection with any Third Party Claim arising or resulting from (i) a material breach by Client of any of its obligations, warranties, or representations under this Agreement, (ii) Client’s gross negligence or willful misconduct, (iii) any actual or alleged infringement, violation or misuse of any rights held by Third Parties in respect of any aspect of any Product (other than solely by reason of Halo’s practice of Halo’s Intellectual Property), or (iv) any distribution, sale or use of or exposure to any API or Product; in each case, except to the extent that such Losses arise or result from the gross negligence or willful misconduct of any Halo Indemnitee.

(c)    Procedure. In the event a Party seeks indemnity under this Section 10.2, it shall: (i) promptly, and within [***], notify the indemnifying Party of the Third Party Claim subject to indemnification (provided, that any delay in providing such notice shall not relieve the indemnifying Party from any of its indemnification obligations hereunder except to the extent it is actually prejudiced in the defense of the Third Party Claim due to such delay); (ii) use commercially reasonable efforts to mitigate the effects of such Third Party Claim; (iii) reasonably cooperate with the indemnifying Party in the defense of such Third Party Claim; (iv) not settle or compromise such Third Party Claim or make any admission relating thereto; and (v) permit the indemnifying Party to control the defense and settlement of such Third Party Claim using counsel reasonably satisfactory to the indemnified Party, all at the indemnifying Party’s cost and expense. The indemnified Party may be represented by its own counsel in connection with such Third-Party Claim, and such representation shall be at the indemnified Party’s own expense unless the indemnifying Party fails to assume the defense of such Third Party Claim as required hereunder. The indemnifying Party shall have the right to settle any such Third-Party Claim without the consent of any indemnitee so long as such settlement does not admit to any wrongdoing by any indemnitee, does not impose any liability or obligation (whether financial or otherwise) on any indemnitee and fully releases the indemnitees from liability in connection with such Third-Party Claim. The indemnified Party’s consent to any other settlement shall be required.

10.3.    Insurance. During the Term and for at least [***] thereafter, each Party shall obtain from and maintain, with reputable and financially secure insurance carriers, prudent insurance coverage appropriate to cover its activities related to and obligations under this Agreement. Each Party shall provide to the other Party a certificate evidencing such insurance upon the other Party’s request.

10.4.    Reasonable Allocation of Risk. The Parties agree that (a) the provisions of this Agreement (including this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the Parties respectively expect to derive from the Products; (b) Halo, in its fees for the provision of the Services, has not accepted a greater degree of the risks arising from the manufacture, distribution, sale and use of the Products based on the fact that Client has developed the Products and requires Halo to manufacture and label the Products strictly in accordance with the Specifications; and (c) Client and not Halo is in a position to inform and advise potential users of the Products as to the circumstances and manner of use of the Products.

ARTICLE 11

CONFIDENTIALITY

11.1.    Confidential Information.

(a)    Definition. In this Agreement, “Confidential Information” means any and all information disclosed by or on behalf of one Party (“Discloser”) to the other Party (“Recipient”) or any of its Representatives, (i) whether before, on, or after the Effective Date, (ii) whether tangible or intangible, (iii) whether written, electronic, oral, visual (e.g., obtained by observation at a site visit), or in any other form or medium, and (iv) whether or not marked with a legend such as “Confidential” or “Proprietary”. For the avoidance of doubt, the term Confidential Information shall be construed as “Discloser’s Confidential Information.”

(b)    Inclusions. Confidential Information includes but is not limited to (i) research and development activities; marketing plans, business strategies, and business opportunities; pricing, costs, and financial information; data, specifications, formulae, models, and processes; customers and vendors; regulatory strategies and information; and non-public intellectual property (e.g., knowhow and trade secrets), (ii) information of Affiliates and Third Parties, (iii) any copies, extracts, summaries and other analyses of other Confidential Information prepared by or for Recipient or any of its Representatives (collectively, “Notes”), and (iv) the existence and terms of this Agreement.

(c)    Exclusions. Confidential Information excludes any information that, as proven by competent evidence, (i) is or, other than by a breach of confidentiality owed to Discloser, becomes available to the general public, (ii) was known to Recipient or any of its Representatives without any limitation on use or disclosure prior to its receipt from or on behalf of Discloser, as shown by Recipient’s records, (iii) is received by Recipient or any of its Representatives from a Third Party without any obligation of confidentiality owed to Discloser, as shown by Recipient’s records, or (iv) is independently developed by or for Recipient or any of its Representatives without reference to or reliance on any Confidential Information, as shown by Recipient’s records. For the avoidance of doubt, Confidential Information shall not be deemed to be in the public domain or in the prior possession of a Person where it is merely embraced by or contained in more general information that is in the public domain or such Person’s possession.

11.2.    Confidentiality and Non-Use. In consideration of receiving Confidential Information, Recipient shall use Confidential Information only for performing its obligations and exercising its rights under this Agreement and shall not disclose Confidential Information to any Person other than as expressly permitted by this Agreement or as authorized in writing by Discloser. Recipient may disclose Confidential Information to those of its Representatives who (a) have a need to know such information in connection with Recipient’s performance of its obligations and the exercise of its rights under this Agreement, (b) have been advised of Recipient’s obligations under this Agreement, and (c) are bound to Recipient by obligations of confidentiality and non-use at least as stringent as those contained in this Article 11 (Confidentiality). Recipient shall be liable to Discloser for any breach of this Article 11 (Confidentiality) caused by Recipient’s Representatives.

11.3.    Standard of Care. Recipient shall (a) protect Confidential Information with the same degree of care that it uses to protect its own confidential information, but no less than a reasonable degree of care, (b) comply with all Applicable Law relating to Confidential Information, including in respect of data privacy and the export of information outside of national borders, (c) not remove or obscure any copyright or trademark notice, proprietary legend, indication of confidentiality, or other restrictive notation on any Confidential Information, and (d) promptly notify Discloser of any actual or suspected disclosure, use, or loss of Confidential Information in contravention of this Article 11 (Confidentiality), including a description of the circumstances, Persons involved, steps taken to mitigate resulting damage, and steps taken to prevent any further such disclosure, use, or loss.

11.4.    Compelled Disclosure. Recipient may disclose Confidential Information to the extent required by Applicable Law or by the listing standards, rules, or agreements of any public exchange on which any securities of Recipient or its Affiliates are listed, so long as Recipient (a) uses reasonable efforts to give Discloser as much prior notice of such required disclosure as circumstances permit, (b) allows Discloser to contest such disclosure or to seek a protective order or similar remedy, and reasonably cooperates with Discloser in any such efforts, at Discloser’s request and expense, and (c) limits the disclosure to only the information required to be disclosed.

11.5.    Ownership. As between the Parties, Confidential Information is the property of Discloser, and Discloser shall retain all right, title and interest in and to its Confidential Information. The disclosure of Confidential Information to Recipient or any of its Representatives does not, in itself, grant or imply to Recipient or any such Representative any right or license to use or practice any Intellectual Property of Discloser. Any such right or license shall be solely as set forth in Article 12 (Intellectual Property).

11.6.    Return of Information. Upon termination of this Agreement or Discloser’s earlier written request, Recipient shall immediately cease using all Confidential Information and promptly either, as directed by Discloser, return it to Discloser or destroy it (and certify as to such destruction), including all Notes; provided, that Recipient may destroy, and need not deliver to Discloser, such Notes. Notwithstanding the foregoing, (a) Recipient may retain a single copy of Confidential Information in the secure files of its legal counsel or a senior executive for the sole purpose of proving what was disclosed, (b) Recipient is not required to return or destroy any Confidential Information if doing so would violate (or result in the violation of) any Applicable Law, (c) Recipient is not required to expunge any minutes or written consents of its board of directors (or equivalent governance body), and (iv) to the extent that Recipient’s computer back-up or archiving procedures create copies of Confidential Information, Recipient may retain such copies for the period it normally archives backed-up computer records, so long as such copies are not readily accessible and are not used or consulted for any purpose other than disaster recovery. Any Confidential Information retained pursuant to the foregoing sentence shall remain subject to this Agreement until destroyed or no longer deemed Confidential Information based on Section 11.1(c) (Exclusions).

11.7.    Securities Law Compliance. Halo acknowledges that it understands that: (a) Client’s Confidential Information or other information disclosed by Client hereunder may contain or constitute material non-public information concerning the Client; and (b) trading in the Client’s securities while in possession of material nonpublic information or communicating that information to any other Person who trades in such securities could subject Halo and its Representatives to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Halo agrees that it and its Representatives will not trade in the Client’s securities while in possession of material nonpublic information or at all until Halo and its Representatives can do so in compliance with all applicable laws and without breach of this Agreement.

11.8.    Injunctive Relief. The Parties acknowledge and agree that, due to the unique nature of the Confidential Information, the breach of this Article 11 (Confidentiality) by Recipient may cause irreparable damage to Discloser for which monetary damages would be inadequate. Accordingly, Discloser shall be entitled to seek injunctive relief or other remedies in connection with a threatened or actual breach of any of Recipient’s obligations under this Article 11 (Confidentiality), and the Parties waive the requirement of any bond being posted as security in any application for such relief.

11.9.    Publicity. Subject to Section 11.4 (Compelled Disclosure), neither Party will use the other Party’s name in any public context or make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby, including identifying the other Party as a business partner or in connection with any scholarly or industry publications or presentations, without the other Party’s express prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, except to the extent such use or disclosure is required by Applicable Law, by any Authority, or by the rules of any public exchange on which the securities of such Party are listed, in which case such Party shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing or making the disclosure.

11.10.    Survival. This Article 11 (Confidentiality) shall survive the expiration or termination of this Agreement for [***]; provided, that Confidential Information that is otherwise protected by law or regulation (e.g., trade secret and data privacy) shall remain protected as, and for as long as, such law or regulation permits or requires (unless and until such information loses such protection other than due to a breach of this Article 11 (Confidentiality) by Recipient.

ARTICLE 12

INTELLECTUAL PROPERTY

12.1.    Proprietary Intellectual Property. For purposes of this Agreement: (a) all Intellectual Property owned by a Party or any of its Affiliates as of the Effective Date shall be deemed owned by such Party; (b) all Intellectual Property licensed to a Party or any of its Affiliates by a Third Party at any time shall be deemed, solely as between the Parties, owned by such Party; and (c) all Intellectual Property generated, conceived or reduced to practice by or for a Party or any of its Affiliates outside the scope of activities under this Agreement shall be deemed owned by such Party (collectively, such Party’s “Proprietary IP”).

12.2.    Inventions.

(a)    Client Inventions. As between the Parties, all Inventions to the extent (i) specific to the development, manufacture, use or sale of Client’s Product or (ii) dependent on Client’s Proprietary IP, shall be the exclusive property of Client (“Client Inventions”).

(b)    Halo Inventions. As between the Parties, all Inventions that (i) do not comprise Client Inventions and (ii) either (A) have application to manufacturing processes for drug products or drug delivery systems generally or (B) are dependent on Halo’s Proprietary IP shall be the exclusive property of Halo (“Halo Inventions”).

(c)    Disclosure. Halo shall submit to Client a written description of all Inventions of which it becomes aware during the Term. Client may, in its sole discretion, disclose Halo Inventions in any patent application claiming Client’s Inventions, as Client may reasonably require to support the claimed subject matter of such patent application, subject to Halo’s prior written approval, which shall not be unreasonably withheld.

(d)    Cooperation; Costs. The Parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein. Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on, and otherwise protecting, its Inventions.

12.3.    Licenses.

(a)    To Halo. Client hereby grants to Halo and its Affiliates a non-exclusive, paid-up, royalty-free, non-transferable, sublicensable (solely to Halo’s subcontractors) right and license during the Term to use Client’s Intellectual Property (including Client Inventions) solely in connection with the Services.

(b)    To Client. Halo hereby grants to Client a non-exclusive, non-transferable, sublicensable (solely to Client’s subcontractors) right and license to use Halo Inventions solely to develop and manufacture Client’s Product.

(c)    No Other Rights. Neither Party has, nor shall it acquire, any interest in any Intellectual Property of the other Party, and neither Party shall use any Intellectual Property of the other Party, except to the extent expressly permitted by this Section 12.3.

12.4.    Ownership of Data. Except as set forth in Section 12.2(b) (Halo Inventions), all data and information resulting from the conduct of the Services shall be the sole property of Client and shall be subject to Client’s exclusive use, commercial or otherwise.

ARTICLE 13

DISPUTE RESOLUTION

13.1.    Escalation. The Parties shall try to resolve any dispute arising out of or in connection with this Agreement other than a dispute determined in accordance with Section 6.1(b) (Evaluation) (a “Dispute”) amicably between themselves before resorting to any formal dispute resolution proceeding. To this end, either Party may send a notice of Dispute to the other. Within [***] following the date of the Dispute notice, each Party shall appoint a single, senior representative with the full power and authority to resolve the Dispute (a “Facilitator”). The Facilitators shall meet and discuss as necessary to try to resolve the Dispute as quickly as practicable. If a Dispute relates exclusively to technical aspects of the Services, the Facilitators shall be competent to address the technical nature of the issues in question and may elect to engage an independent laboratory or expert to assist them in their discussions; however, the input of such laboratory or expert shall not be binding on either Party. If a Party fails to timely appoint a Facilitator or if, despite their reasonable efforts, the Facilitators have not resolved a Dispute within [***] from the date of the Dispute notice, either Party may resort to a court of competent jurisdiction, subject to Section 13.3 (Jurisdiction), or any other method of binding dispute resolution on which the Parties may agree.

13.2.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the laws of the United States applicable therein, without regard to any conflicts of law principles. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

13.3.    Jurisdiction. The Parties irrevocably agree that the state and federal courts sitting in the State of New York shall have exclusive jurisdiction to deal with any Dispute and that venue is proper in such courts. Each Party hereby expressly consents and submits to the personal jurisdiction of such courts, waives any objection to the laying of venue in such courts, and waives any claim that such courts constitute an inconvenient forum. Each Party, to the extent permitted by law, knowingly, voluntarily, and intentionally waives its right to a trial by jury in any Dispute, regardless of the legal theory of the claims asserted in such Dispute. All documents and proceedings in connection with any Dispute shall be in the English language.

13.4.    [Intentionally Omitted.]

ARTICLE 14

MISCELLANEOUS

14.1.    Further Assurances. The Parties agree to execute, acknowledge, and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

14.2.    Right to Dispose and Settle. If Halo requests in writing Client’s direction with respect to disposal of any Inventory, Product, work-in-process, API, equipment, Records, samples or other items belonging to Client and is unable to obtain a response from Client within [***] of providing written notice to Client, Halo shall have the right to dispose of such items at Client’s expense (which may be by set off against any credit on Client’s account).

14.3.    Force Majeure. Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such Party's reasonable control, whether or not foreseeable, including strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks (including pandemics and epidemics), wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power, materials or components, or compliance with any order or regulation of any Authority acting within color of right. A Party claiming a right to excused performance under this Section 14.3 shall promptly, and within [***], notify the other Party in writing of the extent of its inability to perform and the nature of the force majeure event. Such excuse shall continue as long as the force majeure event continues. Upon cessation of such force majeure event, the affected Party shall promptly, and within [***], resume performance under this Agreement. Neither Party shall be entitled to rely on a force majeure event to relieve it from an obligation to pay money (including any interest for delayed payment) that would otherwise be due and payable under this Agreement. In the event a force majeure event continues for [***], and such force majeure event is solely related to Halo (e.g., is not a circumstance that is generally impacting global trade, the pharmaceutical industry, the U.S. economy, etc.), [***].

14.4.    Notices. Any notice or other communication required or permitted by this Agreement shall be in writing and deemed given to the other Party (a) upon receipt if delivered personally, (b) upon receipt or refusal if sent by reputable overnight courier service or registered/certified mail with tracking capability, postage prepaid, or (c) on the next Business Day if sent by email with electronic verification of delivery, in each case to the mailing address or email address set forth below (or to such other contact information provided to the other Party in accordance with the terms of this Section 14.4):

To Client:	Aytu BioPharma, Inc. 7900 East Union Avenue, Suite 920 Denver, CO 80237 Attention: Legal Department Email: legal@aytubio.com

To Halo:	Halo Whippany 30 North Jefferson Rd. Whippany NJ 07981 USA Attention: VP, GM

With copy to:	Noramco 500 Swedes Landing Road Wilmington, DE 19801 USA Attention: General Counsel

14.5.    Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the other Party’s sole discretion except that either Party may, without the other Party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to all or substantially all of the business or assets of the assigning Party or the assigning Party’s business unit responsible for performance under this Agreement. This Agreement shall not confer any rights or remedies upon any Person other than the Parties named herein and their respective successors and permitted assigns.

14.6.    Entire Agreement; Amendments; Waivers. This Agreement, together with the Quality Agreement and the Confidentiality Agreement, constitutes the entire and integrated agreement between the Parties relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions, or understandings with respect to the subject matter hereof. Any modification, amendment or supplement to this Agreement must be in writing and signed by both Parties to be effective, except to the extent otherwise expressly provided in this Agreement. Either Party’s failure to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement, or of any other breach of such provision.

14.7.    Conflicts. No terms, provisions or conditions of any purchase order, order acknowledgement, quote, proposal, invoice, or other business form or written authorization used by Client or Halo will have any effect on the rights, duties or obligations of the Parties under, or otherwise modify, this Agreement, regardless of any failure of Client or Halo to object to such terms, provisions, or conditions, except to the extent such document specifically refers to this Agreement, sets forth an express intent to override it, and is signed by both Parties.

14.8.    Construction.

(a)    Independent Contractors. The Parties are independent contractors to one another, and this Agreement shall not be construed to create between Halo and Client any other relationship such as, by way of example only, that of employer-employee, principal-agent, joint-venturers, partners or any similar relationship, the existence of which is expressly denied by the Parties. Neither Party shall have the power or authority to bind the other Party or to assume or create any obligation, express or implied, on the other Party’s behalf or in the other Party’s name, and it will not represent to any Person that it has such power or authority.

(b)    Drafting Party. The language in this Agreement is to be construed in all cases according to its fair meaning. Halo and Client acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction, to the effect that any ambiguities are to be resolved against the drafting Party, is not to be employed in the interpretation of this Agreement.

(c)    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such determination shall not impair or affect the validity, legality, or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable, and distinct.

(d)    Divisions. The division of this Agreement into Articles, Sections, subsections, clauses and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section, subsection, clause, or Schedule refers to the specified Article, Section subsection, clause, or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement as a whole (including any Schedules hereto) and not to any particular Article, Section, subsection, clause, Schedule or other provision hereof.

(e)    Conventions. Whenever used in this Agreement, unless otherwise specified: (a) all monetary amounts are expressed in, and all references to “$” or “dollars” mean, the lawful currency of the United States; (b) the word “including” (with its grammatical variations) means “including without limitation,” “including but not limited to”, or words of similar import; (c) the words “agree” or “written agreement” will not impose any obligation on either Party to agree to any terms or to engage in discussions relating to such terms, except as such Party may elect in such Party’s sole discretion; (d) the word “Client” includes its Affiliates whenever the context requires or to the extent applicable; (e) the word “days” means calendar days unless otherwise specified as Business Days; (f) the words “copy” and “copies” include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply; and (g) all references to the singular shall include the plural and vice versa.

14.9.    Counterparts. This Agreement may be executed in counterparts, by original, electronic, or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered electronically by email of a signed PDF copy.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

HALO PHARMACEUTICAL, INC.

By          /s/ Adam Hopper

Name:    Adam Hopper

Title:      President

AYTU BIOPHARMA, INC.

By          /s/ Joshua R. Disbrow

Name:     Joshua R. Disbrow

Title:       Chief Executive Officer

SCHEDULES

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